                                                                    EXHIBIT 99.1

NEW RELEASE


HASTINGS                               CONTACT:  DAN CROW                PR03-97
ENTERTAINMENT, INC.                              Vice President and
                                                    CHIEF FINANCIAL OFFICER
                                                 (806) 351-2300, ext. 6000
                                                 www.gohastings.com

Hastings Entertainment, Inc. Reports Results for the First Quarter of Fiscal
2003

AMARILLO, Texas, May 21, 2003--Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment superstore retailer, today reported results for the three months ended April 30, 2003. The Company incurred a net loss of ($1.1) million, or ($0.09) per diluted share, for the first quarter of fiscal 2003 compared to net income of $0.6 million, or $0.05 per diluted share, for the first quarter of fiscal 2002. These results include the effect of adopting Emerging Issues Task Force Consensus No. 02-16 (EITF 02-16), which governs the accounting by a customer for certain consideration received from a vendor. The adoption of EITF 02-16 increased the first quarter 2003 net loss by approximately $0.5 million, or $0.05 per diluted share.

Total revenues for the first quarter increased approximately $4.0 million, or 3.5%, to $116.8 million compared to $112.8 million during the first quarter of fiscal 2002. This increase was primarily due to an increase in comparable-store revenues (Comps) for rental video of 9.5% and an increase in the number of stores operating at April 30, 2003 to 146 compared to 141 at April 30, 2002. Merchandise Comps were basically flat at (0.1%) for the first quarter of fiscal 2003 when compared to the first quarter of 2002. This result was driven primarily by a decline in our music Comps of (11.8%) as the music industry overall posted a decline of approximately 10% in units shipped for the first three months of the calendar year and continues to battle on-line and physical music piracy. In addition, book Comps declined (5.4%), which was below our internal projections, reflecting a general book-retail industry downturn during the first quarter of fiscal 2003 and contributed to our soft merchandise Comps. John H. Marmaduke, President and Chief Executive Officer commented, "We also believe that the war in Iraq and general economic conditions contributed to our lower-than-planned merchandise Comps."

The increase in rental video Comps was primarily the result of titles released during the first quarter of fiscal 2003 having significantly stronger box-office revenues than those titles released during the first quarter of fiscal 2002, which resulted in higher rental transactions.

Video games for sale continued to be our fastest growing category on a percentage basis with a gross revenue increase of 98.2% for the first three months of fiscal 2003 compared to the first three months of fiscal 2002. "Despite video game industry groups releasing disappointing sales for the first three calendar months of 2003, the focus on our new 3-Across layout for new and remodeled stores allows us to position ourselves for 'gamers' to turn to Hastings as their complete source for games and entertainment," said Marmaduke.

In addition, DVD for sale continued to show increases during the first quarter of fiscal 2003 with gross revenues climbing 47.2% compared to the first quarter of fiscal 2002. This increase is layered on top of an increase of 56.3% for the three months ended April 30, 2002 compared to the three months ended April 30, 2001.

Financial Results for the First Quarter of Fiscal 2003

For the first quarter, total gross profit dollars increased 2.2% to $38.5 million from $37.6 million for the same period last year. As a percentage of total revenues, gross profit decreased slightly to 32.9% for first quarter of fiscal 2003 compared to 33.3% for the first quarter of fiscal 2002 primarily as a result of an increase in freight expense, which even though $1.4 million higher than the first quarter of fiscal 2002, was in-line with our internal projections.

Selling, general and administrative expenses for the quarter ended April 30, 2003 increased $2.4 million to $39.0 million, or 33.4% of total revenue, up from $36.6 million, or 32.4% of total revenue for the quarter ended April 30, 2002. This increase was primarily the result of an increase in advertising costs of approximately $1.5 million during the first three months of fiscal 2003 compared to the same period in fiscal 2002 primarily comprised of approximately $0.9 million from the adoption of EITF 02-16 and $0.6 million from increased advertising expenditures in an attempt to offset the impact of the war and soft merchandise sales during the first quarter of fiscal 2003. The remaining increase in selling, general and administrative expenses was primarily due to costs associated with remodeling and expansion of our superstores.

No income tax effect was recorded during the first quarters of fiscal 2003 and 2002 due to adjustments in the valuation allowance related to the net deferred tax asset.


GUIDANCE

"In our press release dated March 26, 2003, we disclosed guidance of $0.30 to $0.35 per diluted share for the fiscal year ending January 31, 2004," said Dan Crow, Vice President and Chief Financial Officer. "We have now completed our analysis of the effects of EITF 02-16 and estimate the net impact on our results of operations will be approximately ($0.9) million or ($0.08) per diluted share for the year. However, because our net loss for the first quarter of fiscal 2003 was less than our internal projections, we are lowering our guidance only $0.03 per diluted share to a range of $0.27 to $0.32."

This guidance for the fiscal year ending January 31, 2004, as indicated below under "Safe Harbor Statement," reflects current estimates, assumptions and expectations, based on information available on the date of this press release. This guidance is subject to uncertainty, as the information upon which it is based will change over time and may change substantially as the fiscal year progresses. We undertake no obligation to update this guidance for such changes, but intend to review such guidance on a fiscal quarterly basis to determine whether we are currently in line with such guidance.


SAFE HARBOR STATEMENT

Certain written and oral statements set forth above or made by Hastings or with the approval of an authorized executive officer of the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, the words "believe," "expect," "intend," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements which address operating performance, events or developments, particularly guidance for fiscal year 2003, that we expect or anticipate will occur in the future, including statements relating to performance of our multimedia format, earnings per share and statements expressing general optimism about future operating results, are forward-looking statements. Such statements are based upon Company management's current estimates, assumptions and expectations, which are based on information available at the time of this disclosure, and are subject to a number of factors and uncertainties, including, but not limited to, our inability to attain such estimates, assumptions and expectations, a downturn in market conditions in any industry, including the current economic state of retailing, relating to the products we inventory, sell or rent, and the effects of or changes in economic conditions in the U.S., including the impact of the war with Iraq, on the markets in which we operate. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Hastings

Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of books, music, software, periodicals, new and used DVDs, videos and video games with the rental of videos, DVDs and video games in a superstore format. We currently operate 146 superstores, averaging approximately 20,000 square feet, primarily in small to medium-sized markets throughout the United States.

Hastings also operates an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our Web site contains press releases, access to filings with the Securities Exchange Commission and a link to current officer certifications of financial information.

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)


                                                         April 30,         April 30,        January 31,
                                                           2003              2002              2003
                                                       ------------      ------------      ------------
                                                        (Unaudited)       (Unaudited)
                       Assets
Current Assets
   Cash                                                $      2,895      $      6,330      $      4,447
   Merchandise inventories, net                             137,596           146,000           148,395
   Income tax receivable                                        569             5,377               552
   Other current assets                                       6,108             5,258             5,969
                                                       ------------      ------------      ------------
         Total current assets                               147,168           162,965           159,363

Property and equipment, net                                  76,000            66,463            76,283
Deferred income taxes                                           971             1,091               971
Intangible assets, net                                          696               631               717
Other assets                                                    188                12               188
                                                       ------------      ------------      ------------

                    Total assets                       $    225,023      $    231,162      $    237,522
                                                       ============      ============      ============

        Liabilities and Shareholders' Equity
Current liabilities
   Current maturities on capital lease obligations     $        199      $        169      $        193
   Trade accounts payable                                    67,963            72,392            75,712
   Accrued expenses & other current liabilities              31,020            27,319            32,543
                                                       ------------      ------------      ------------
         Total current liabilities                           99,182            99,880           108,448

Long-term debt, excluding current maturities                 44,074            47,909            46,519
Other liabilities                                             3,668             5,448             3,399

Commitments and contingencies                                    --                --                --

Shareholders' equity:
   Preferred stock                                               --                --                --
   Common stock                                                 119               119               119
   Additional paid-in capital                                36,740            36,884            36,749
   Retained earnings                                         44,191            43,937            45,259
   Treasury stock, at cost                                   (2,951)           (3,015)           (2,971)
                                                       ------------      ------------      ------------
         Total shareholders' equity                          78,099            77,925            79,156
                                                       ------------      ------------      ------------

Total liabilities and shareholders' equity             $    225,023      $    231,162      $    237,522
                                                       ============      ============      ============

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data) (Unaudited)

                                                        Three months ended
                                                             April 30,
                                                  ------------------------------
                                                      2003              2002
                                                  ------------      ------------
 Merchandise revenue                              $     91,456      $     89,982
 Rental video revenue                                   25,381            22,863
                                                  ------------      ------------
    Total revenues                                     116,837           112,845

 Merchandise cost of revenue                            68,481            66,188
 Rental video cost of revenue                            9,903             9,049
                                                  ------------      ------------
    Total cost of revenues                              78,384            75,237
                                                  ------------      ------------

    Gross profit                                        38,453            37,608

 Selling, general and administrative expenses           38,976            36,583
 Pre-opening expenses                                      113                18
                                                  ------------      ------------

   Operating income (loss)                                (636)            1,007

Other income (expense):
   Interest expense                                       (490)             (500)
   Interest income                                          --                --
   Other, net                                               58                62
                                                  ------------      ------------

Income (Loss) before income taxes                       (1,068)              569

Income tax benefit                                          --                --
                                                  ------------      ------------

Net income (loss)                                 $     (1,068)     $        569
                                                  ============      ============

Basic income (loss) per share                     $      (0.09)     $       0.05
                                                  ============      ============

Diluted income (loss) per share                   $      (0.09)     $       0.05
                                                  ============      ============

Weighted-average common shares outstanding:
   Basic                                                11,338            11,311
   Dilutive effect of stock options                         --               538
                                                  ------------      ------------
   Diluted                                              11,338            11,849
                                                  ============      ============

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands) (Unaudited)

                                                                          Three months ended
                                                                              April 30,
                                                                    ------------------------------
                                                                        2003              2002
                                                                    ------------      ------------
Cash flows from operating activities:
    Net income (loss)                                               $     (1,068)     $        569
    Adjustments to reconcile net income (loss) to net cash
       provided by operations:
       Depreciation expense                                                9,838             9,271
       Amortization expense                                                   21                15
       Loss on rental videos, lost, stolen and defective                   1,219             1,425
       Loss on disposal of other assets                                      299               (36)
       Non-cash compensation                                                  10                75
    Changes in operating assets and liabilities:
       Merchandise inventory                                              11,927             3,295
       Other current assets                                                 (139)               73
       Trade accounts payable                                             (7,749)          (11,026)
       Accrued expenses and other liabilities                             (1,523)           (2,474)
       Income taxes receivable                                               (17)               --
       Other assets and liabilities, net                                     269              (418)
                                                                    ------------      ------------
            Net cash provided by operations                               13,087               769
                                                                    ------------      ------------

Cash flows from investing activities:
   Purchases of rental video                                              (6,356)           (7,724)
   Purchases of property and equipment                                    (5,844)           (5,620)
                                                                    ------------      ------------
            Net cash used in investing activities                        (12,200)          (13,344)
                                                                    ------------      ------------

Cash flows from financing activities:
   Borrowings under revolving credit facility                            118,222           130,174
   Repayments under revolving credit facility                           (120,615)         (115,486)
   Payments under long-term debt and capital lease obligations               (46)              (40)
   Purchase of treasury stock                                                 --              (168)
   Proceeds from exercise of stock options                                    --               105
                                                                    ------------      ------------
            Net cash provided by (used in) financing activities           (2,439)           14,585
                                                                    ------------      ------------

Net increase (decrease) in cash                                           (1,552)            2,010
Cash at beginning of period                                                4,447             4,320
                                                                    ------------      ------------
Cash at end of period                                               $      2,895      $      6,330
                                                                    ============      ============

Balance Sheet, Cash Flow and Other Ratios (1)
(Dollars in thousands, except per share amounts)

                                                 April 30,         April 30,
                                                   2003              2002
                                               ------------      ------------
Merchandise inventories, net                   $    137,596      $    146,000
Inventory turns, trailing 12 months (2)                1.83              1.85

Long-term debt                                 $     44,074      $     47,909
Long-term debt to total capitalization (3)             36.1%             38.1%

Book value (4)                                 $     78,099      $     77,925
Book value per share (5)                       $       6.89      $       6.58


                                               Three months ended April 30,
                                              ------------------------------
                                                  2003              2002
                                              ------------      ------------
EBITDA (6)                                    $      9,281      $     10,355

Adjusted EBITDA (6)                           $      2,925      $      2,631

Comparable-store total revenues (7)                    1.9%              5.3%
Comparable-store merchandise revenues (7)             -0.1%              6.8%
Comparable-store rental revenues (7)                   9.5%             -0.3%


(1) Calculations may differ in the method employed from similarly titled measures used by other companies.

(2) Calculated as merchandise cost of goods sold for twelve months ended April 30, 2003 divided by average merchandise inventory for the twelve months ended April 30, 2003.

(3) Defined as long-term debt divided by long-term debt plus total shareholders' equity (book value).

(4)      Defined as total shareholders' equity.

(5) Defined as total shareholders' equity divided by weighted average shares outstanding.

(6) It is important to note that EBITDA and Adjusted EBITDA are supplemental non-GAAP measures. EBITDA is defined as "net income before interest, taxes, depreciation and amortization" and is a widely used indicator of a company's ability to service debt. Adjusted EBITDA is defined as "net income before interest, taxes, depreciation and amortization" less "expenditures for rental video assets" and could be viewed as an indicator of our ability to service debt following the procurement of rental video assets. Neither EBITDA nor Adjusted EBITDA are intended to represent or to be considered as alternatives to operating income or cash flows from operations.

         The following table reconciles EBITDA to our unaudited consolidated financial statements contained herein:

                                     Three months ended April 30,
                                    ------------------------------
                                        2003              2002
                                    ------------      ------------
Net income (loss)                   $     (1,068)              569
   Interest expense                          490               500
   Income tax expense (benefit)               --                --
   Depreciation expense                    9,838             9,271
   Amortization expense                       21                15
                                    ------------      ------------
EBITDA                                     9,281            10,355
                                    ============      ============

         The following table reconciles Adjusted EBITDA to our unaudited consolidated financial statements contained herein:

                                         Three months ended April 30,
                                        ------------------------------
                                            2003              2002
                                        ------------      ------------
Net income (loss)                       $     (1,068)              569
   Interest expense                              490               500
   Income tax expense (benefit)                   --                --
   Depreciation expense                        9,838             9,271
   Amortization expense                           21                15
   Purchases of rental video assets           (6,356)           (7,724)
                                        ------------      ------------
Adjusted EBITDA                                2,925             2,631
                                        ============      ============

(7) Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated. Sales via the internet are not included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.




                                       ***